Exhibit 99.1

Contact:	Media Contacts: PPL: Daniel J. McCarthy, 610-774-5758
Investor Contacts: PPL: Joseph P. Bergstein, 610-774-5609

PPL Corporation to acquire Kentucky’s two major utilities
Transaction expands footprint and improves business mix

ALLENTOWN, Pa. (April 28, 2010) -- PPL Corporation (NYSE: PPL) and E.ON AG today announced a definitive agreement under which PPL will acquire E.ON U.S. LLC, the parent company of Kentucky’s two major utilities, Louisville Gas & Electric Company and Kentucky Utilities Company. These high-performing utilities serve 1.2 million customers, principally in Kentucky.
PPL is acquiring E.ON U.S. for $7.625 billion and will receive tax benefits with a present value of about $450 million as part of the transaction. Taking into account the tax benefits, the effective purchase price is $7.175 billion.
The acquisition will transform PPL into a more geographically diverse utility holding company with combined annual revenues of about $10 billion, serving nearly 5 million electricity customers in the United States and the United Kingdom, and owning or controlling about 20,000 megawatts of U.S. electricity generating capacity.
“This is a transformational, value-rich transaction, which will immediately improve PPL’s business mix by adding high-performing regulated utility operations to our already strong combination of excellent regulated businesses and our high-value competitive generation fleet,” said James H. Miller, PPL’s chairman, president and chief executive officer.
“We are adding scale, creating a much stronger and more diversified enterprise while providing additional opportunities for regulated-business growth and, importantly, retaining the upside benefits of our competitive fleet when wholesale power market prices improve,” said Miller. “Clearly, for PPL shareowners, this is the right deal at the right time.”
The transaction, Miller said, takes advantage of “a rare opportunity to add to PPL the experience, talent and values of an organization with a proven track record of cost-effective operations, a strong focus on customer service and constructive regulatory relationships.”
Miller said PPL intends to operate the company as a wholly owned subsidiary of PPL Corporation, retaining the headquarters in Louisville, as has been the case with E.ON AG ownership. Customers will continue to be served by LG&E and KU, with operational headquarters in Louisville and Lexington, respectively.
“We are very pleased to join the excellent management team and employees of PPL, who operate one of the most effective and customer-friendly utilities in the United States and the U.K.,” said Vic Staffieri, chairman, chief executive officer and president of E.ON U.S.
PPL, Miller said, is committed to providing the highest quality service to Kentucky customers and does not anticipate any change in Kentucky employment levels as a result of this transaction.
PPL will pay for the transaction with $6.7 billion of cash and through the assumption of $925 million of tax-exempt debt. PPL has committed bridge financing in place from Bank of America Merrill Lynch and Credit Suisse. Miller said the permanent financing plan will include a combination of common equity, first mortgage bonds, corporate debt, high-equity-content securities and cash on hand. Proceeds from the sale of PPL non-core assets may be explored as a potential to fund a portion of the transaction.
Miller said the transaction is anticipated to be modestly dilutive in the first full year and accretive to earnings by 2013.
“Adding the proven operations of LG&E and KU in the constructive Kentucky regulatory framework will enhance the overall business risk profile of PPL, which we believe will lead to improved access to capital, a stronger credit profile and solid, investment-grade credit ratings in each of our businesses,” said Miller.
Miller also said that the company expects to announce next week (May 6) reported earnings of $0.66 per share for the first quarter of 2010 compared with $0.64 per share for the first quarter of 2009, and earnings from ongoing operations of $0.94 per share for the first quarter of 2010 compared with $0.60 per share for the first quarter of 2009.
At that time, he said, the company also will reaffirm its 2010 forecast of earnings from ongoing operations of $3.10 to $3.50 per share and for reported earnings of $2.82 to $3.22 per share (reflecting special items recorded through March 31, 2010). These forecasts do not reflect any impact of this transaction or the related financings.
The transaction is expected to close by the end of this year. It requires approvals by state regulators in Kentucky, Virginia and Tennessee and by the Federal Energy Regulatory Commission as well as the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. No shareowner approvals are necessary for the transaction. Credit Suisse and Bank of America Merrill Lynch served as PPL’s financial advisers. Simpson Thacher & Bartlett, LLP, served as legal adviser.
E.ON U.S., through LG&E and KU, provides electricity service to 941,000 customers, mostly in the state of Kentucky, with some customers in Virginia and Tennessee. LG&E also provides natural gas delivery service to 321,000 customers in Kentucky. E.ON U.S. has about 3,100 employees and owns and operates about 8,000 megawatts of regulated electric generation capacity.
PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. The company has about 10,000 employees. See the electronic version of this news release at www.pplweb.com for a fact sheet for the combined companies.

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Conference Call and Webcast

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about the acquisition in New York City at 8 a.m. Thursday (4/29). The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the site for 30 days. Interested individuals also can access the live conference call via telephone at 1-888-396-2386, passcode PPL.

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Statements contained in this press release, including statements with respect to future events and their timing, including the acquisition by PPL Corporation of E.ON U.S. LLC and its subsidiaries Louisville Gas & Electric Company and Kentucky Utilities Company (collectively, the “E.ON Entities”), the expected results of operations of any of the E.ON Entities or PPL Corporation both before or following PPL Corporation’s acquisition of the E.ON Entities, as well as statements as to future earnings, energy prices, margins and sales, growth, revenues, expenses, cash flow, credit profile, ratings, financing, asset disposition, marketing performance, hedging, regulation, corporate strategy and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these expectations, assumptions and statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: capital market conditions and decisions regarding capital structure; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; stock price performance; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation, the E.ON Entities and either of their subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; the impact of state, federal or foreign investigations applicable to PPL Corporation, the E.ON Entities and either of their subsidiaries; the outcome of litigation against PPL Corporation, the E.ON Entities and either of their subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation, the E.ON Entities and either of their subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax or environmental legislation or regulation; and the commitments and liabilities of PPL Corporation, the E.ON Entities and each of their subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

“Earnings from ongoing operations” should not be considered as an alternative to reported earnings, or net income attributable to PPL, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides them with management’s view of PPL’s fundamental earnings performance as another criterion in making their investment decisions. PPL’s management also uses “earnings from ongoing operations” in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:
•	The impact of energy-related economic activity (as discussed below).
•	Foreign currency-related economic hedges.
•	The impact of sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust).
•	Workforce reduction and other restructuring impacts.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Energy-related economic activity includes the changes in fair value of positions used to hedge a portion of the economic value of PPL’s generation assets, load-following and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power). Also included in this special item are the ineffective portion of qualifying cash flow hedges and the premium amortization associated with options classified as economic activity. These items are included in ongoing earnings over the delivery period of the item that was hedged or upon realization. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets.

The following table provides details of all special items and the reconciliation of earnings from ongoing operations to reported earnings.

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Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL Corporation
Reconciliation of Earnings from Ongoing Operations to Reported Earnings
Preliminary*
(Unaudited)

1st Quarter 2010	($ millions)	(per share)**

Earnings from Ongoing Operations	$357	$0.94
Special Items
Energy-related economic activity	(65)	(0.16)
Impairments	(2)	(0.01)
Other:
Montana hydroelectric litigation	(32)	(0.09)
Health Care Reform - tax impact	(8)	(0.02)
Total Special Items	(107)	(0.28)
Reported Earnings	$250	$0.66

1st Quarter 2009

Earnings from Ongoing Operations	$226	$0.60
Special Items
Energy-related economic activity	50	0.13
Impairments	(22)	(0.06)
Workforce reduction	(13)	(0.03)
Total Special Items	15	0.04
Reported Earnings	$241	$0.64

*PPL Corporation will report its first-quarter 2010 earnings on May 6, 2010. Such amounts may differ from the amounts reflected on this preliminary schedule.
**Based on diluted earnings per share.